Company Contact: Derek Dunaway Chief Executive Officer Cyalume Light Technologies Inc. Phone: 413 858 2531 ddunaway@cyalume.com	Investor Relations: John McNamara Cameron Associates 212-245-8800 Ext. 205 john@cameronassoc.com

FOR IMMEDIATE RELEASE:

VECTOR INTERSECT AND CYALUME SIGN COMMITMENT LETTER FOR NEW $30 MILLION SENIOR SECURED CREDIT FACILITY

WEST SPRINGFIELD, MA - August 11, 2008 - Cyalume Light Technologies Inc. ("Cyalume"), a private company that is a leading provider of safety, security and training products for the US military and other militaries, and Vector Intersect Security Acquisition Corp. (OTCBB: VTRQ), a special purpose acquisition company announced they have signed a commitment letter for a $30 million secured credit facility with TD Banknorth subject to definitive documentation. The agreement is expected to close upon the completion of the merger of Cyalume and Vector though no later than November 30, 2008.

The new credit facility will consist of a revolving credit facility of $5 million which matures three years from the closing date, a senior secured term loan facility of $20 million, and a $5 million commercial real estate mortgage loan both of which mature five years from the closing date.

Yaron Eitan, CEO of Vector Intersect said, “This credit facility is a reflection of the Company’s solid financial condition and prospects. It provides us the opportunity to access capital at Prime plus 1.0%-1.5% or LIBOR plus 3.0%-3.5% depending on our levels of adjusted EBITDA. We are very pleased to be able to secure these terms in a market where capital is becoming increasingly expensive. This will provide us with addition financial strength and flexibility which we will use to help consummate our merger with Cyalume Technologies and support our growth strategies going forward.”

On February 14, 2008, Cyalume Light Technologies agreed to be acquired by Vector Intersect Security Acquisition Corporation, a special purpose acquisition company. Upon consummation of the acquisition, Derek Dunaway, CEO of Cyalume will become Chief Executive Officer of Vector Intersect. Yaron Eitan, currently CEO of Vector Intersect will become Vice Chairman of the Board. It is expected that, upon consummation of the acquisition, Vector Intersect will change its name to Cyalume Technologies Holdings. On May 23rd, 2008 Vector filed a proxy statement with the SEC in anticipation of a shareholders vote to approve the acquisition of Cyalume by Vector.

About Vector Intersect Security Acquisition Corp.

Vector Intersect Security Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the security and defense industries.

Vector and its directors and executive officers and Rodman & Renshaw LLC (“Rodman”) the managing underwriter of Vector’s initial public offering (“IPO”), may be deemed to be participants in the solicitation of proxies for the special meeting of Vector’s stockholders to be held to approve this transaction.  Vector’s officers and some of its directors are also stockholders of Vector and have waived their rights to any liquidation distribution Vector makes with respect to shares they acquired before the IPO.  Therefore, their securities will be worthless if Vector does not acquire a target business within two years of the IPO date, as required by its Certificate of Incorporation.  In addition, Rodman will receive approximately $2.4 million, the deferred portion of its underwriting discount from Vector’s initial public offering, upon consummation of the acquisition of Cyalume. Interested persons can also read Vector’s preliminary proxy statement and, when available, definitive proxy statement, as well as Vector’s final IPO prospectus, dated April 25, 2007, as well as periodic reports Vector filed with the SEC, for more information about Vector, its officers and directors, and their individual and group security ownership in Vector, and interests in the successful consummation of the acquisition of Cyalume.

Vector’s stockholders and other interested persons are advised to read Vector’s preliminary proxy statement and, when available, definitive proxy statement, in connection with Vector’s solicitation of proxies for the special meeting to approve the acquisition because these documents do and will contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the acquisition.  Stockholders will also be able to obtain a copy of the definitive proxy statement, the final prospectus, other documents relating to the acquisition of Cyalume and periodic reports filed with the Securities and Exchange Commission, without charge, by visiting the Securities and Exchange Commission’s Internet site at (http://www.sec.gov). Once available, Vector will also provide copies of its definitive proxy materials to its stockholders upon request of such stockholders to Vector.

About Cyalume Light Technologies
Cyalume Technologies is the world leader in the chemiluminescent industry. We provide dependable light for uses by militaries, policemen, firemen and throughout the safety industry.  Our chemical lights are depended on in emergencies such as blackouts, industrial accidents, acts of terrorism and natural disasters.  We manufacture a full complement of Military grade Cyalume® brand, Industrial grade SnapLight® brand and Consumer grade SafetyBright® brand emergency lighting solutions.  The company employs more than 200 people at its world headquarters in West Springfield, Massachusetts.

About TD Banknorth

TD Banknorth is a leading banking and financial services company headquartered in Portland, Maine, and owned by TD Bank Financial Group of Toronto, Canada. Following TD Bank Financial Group's acquisition of Commerce Bancorp Inc. on March 31, 2008, TD Banknorth and Commerce Bank merged on May 31, 2008, to form TD Bank, N.A., one of the 20 largest commercial banking organizations in the United States with over $119 billion in assets, and provide customers with a full range of financial products and services at nearly 1,100 convenient locations from Maine to Florida. TD Banknorth and Commerce Bank are trade names of TD Bank, N.A. For more information, visit www.TDBanknorth.com and www.commerceonline.com.

Safe Harbor

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company's Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.